Exhibit 99.1

News Release

TC PipeLines, LP acquires Tuscarora Gas Transmission Company

Calgary, Alberta — December 19, 2006 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today announced it has closed its acquisition of Sierra Pacific Resources’ 50 per cent interest in Tuscarora Gas Transmission Company (Tuscarora) for approximately US$100 million. The Partnership has also indirectly assumed US$37 million of Tuscarora debt. TC PipeLines, LP now owns or controls 99 per cent of Tuscarora. TransCanada Corporation (TransCanada), the parent company of the Partnership’s general partner, TC PipeLines GP, Inc., indirectly holds a 1 per cent ownership interest.

“Tuscarora is a high quality asset with a strong long-term contract profile, rate stability and a history of steady organic growth,” said Russ Girling, president and chief executive officer of TC PipeLines GP, Inc., general partner of TC PipeLines, LP. “These attributes, combined with the Partnership’s existing ownership of Tuscarora and the pipeline’s physical connection to TransCanada’s system, make Tuscarora an excellent investment for TC PipeLines LP, and our unit holders.”

The Partnership also announced the closing of a US$410 million senior credit facility. Borrowings under the credit facility will bear interest based, at the Partnership’s election, on the London interbank offered rate (LIBOR) or the prime rate plus, in either case, an applicable margin. The effective interest rate as at the closing of the credit facility on December 12, 2006 was 6.07 per cent. This represents a decrease in the interest rate from the previous rate of 6.325 per cent. The facility was used to refinance an existing bridge facility and to finance the acquisition of the additional ownership interest in Tuscarora. The Partnership has the right to make optional repayments on the facility. The facility has a five-year term subject to two one-year extensions.

Tuscarora owns a 240-mile, 20-inch diameter, United States interstate pipeline system with a subscribed capacity of approximately 180 MMcf/d. The Tuscarora pipeline system originates at an interconnection point with existing facilities of TransCanada’s Gas Transmission Northwest System near Malin, Oregon and runs southeast through northeastern California and northwestern Nevada, terminating near Wadsworth, Nevada.

Tuscarora has firm transportation contracts for over 95 per cent of its available contracted capacity. A subsidiary of Sierra Pacific Resources holds contracts representing 69 per cent of the total available capacity, the majority of which expires on October 31, 2017.

A TransCanada subsidiary will become the operator of Tuscarora, which is currently operated by an affiliate of Sierra Pacific Resources. TransCanada has provided gas control services for the Tuscarora pipeline system since late 2002.

The Tuscarora acquisition follows the Partnership’s acquisition in April 2006 of an additional 20 per cent of Northern Border Pipeline Company, an interstate pipeline that transports natural gas from the Montana-Saskatchewan border to markets in the U.S. midwest. Northern Border Pipeline is a leading transporter of natural gas imported from Canada into the U.S.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 99 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

Media Inquiries:	Jennifer Varey/Shela Shapiro	(403) 920 -7859
(800) 608-7859

Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772
investor_relations@tcpipelineslp.com